Exhibit 1

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT (this “Agreement”) is made on the 17th day of July, 2019, BY AND BETWEEN:

(1)      KENT MARITIME INVESTMENTS S.A., a company organized and existing under the laws of the Republic of the Marshall Islands (the “Buyer”) and

(2)      BLUEBIRD HOLDINGS, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (the “Partnership”) acting through its general partner, York European Opportunities Domestic Holdings, LLC (the “General Partner”, together with the Partnership, the “Seller”, and, the Seller together with the Buyer, the “Parties”).

WHEREAS:

(A)	Sparrow Holdings, L.P., York Capital Management Global Advisors LLC, The York Funds, the Partnership, Costamare Inc. (“Costamare”) and Costamare Ventures Inc. have entered into a sale and purchase agreement relating to the acquisition of the ownership interest held by York Capital Management Global Advisors LLC and its affiliate Sparrow Holdings, L.P. (collectively, “York”) in five jointly owned vessel-owning companies (the “York Sale and Purchase Agreement”).

(B)	Pursuant to the York Sale and Purchase Agreement, Costamare has the right to elect to pay a portion of the consideration under the York Sale and Purchase Agreement in Costamare common stock (the “Option”).

(C)	Costamare has elected to exercise the Option in part and, pursuant to the York Sale and Purchase Agreement, has delivered to York the Share Settlement Notice dated July 17, 2019, issuing 2,883,015 shares of Costamare common stock, (the “Consideration Shares”) on July 25, 2019 (the “Issue Date”).

(D)	As of the Issue Date, the Seller will be the beneficial owner of the Consideration Shares and the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Consideration Shares, in accordance with the provisions of this Agreement.

(E)	In consideration of their mutual undertakings and agreements hereunder, the Parties hereto undertake and agree as follows:

ARTICLE I

THE TRANSACTIONS

SECTION 1.01. Purchase of the Consideration Shares. On July 26, 2019 (the “Effective Date”), subject to and in accordance with the terms and conditions set out in this Agreement, the Buyer hereby agrees to buy from the Seller, and the Seller hereby agrees to sell to the Buyer, the Consideration Shares for an aggregate purchase price of $13,617,071.

SECTION 1.02. Consideration. At the Effective Date, the Buyer shall pay the Purchase Price to the Seller by wire transfer of immediately available funds to an account designated in writing by the Seller and the Seller shall transfer the Consideration Shares to the Buyer in book-entry form.

SECTION 1.03. Further Assurances. The Parties agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.01. The Partnership. The Partnership represents and warrants to the Buyer as of the date hereof and as of the Effective Date as follows:

(a) the Partnership is an exempted limited partnership formed under the laws of the Cayman Islands, and has the necessary partnership power and authority to execute and deliver, and, subject to the terms and conditions hereof, to perform its obligations under, this Agreement.

(b) Neither the execution and delivery hereof nor the performance of the Partnership’s obligations hereunder will violate or contravene any applicable law, the current partnership agreement or any of the Partnership’s material agreements.

(c) As of the Issue Date, the Partnership will be the beneficial and record holder of the Consideration Shares, and such Consideration Shares will be owned by the Partnership free and clear of all liens; there will be no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery, repurchase, contribution or transfer by the Partnership of such Consideration Shares.

(d) The Partnership has taken all action as may be necessary for the authorization, execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement and the performance of its obligations under this Agreement. This Agreement constitutes legal, valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with its terms, subject to bankruptcy, insolvency, moratorium, receivership, reorganization, liquidation and other similar laws relating to or affecting the rights and remedies of creditors generally from time to time in effect and to principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

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SECTION 2.02. The General Partner. The General Partner represents and warrants to the Partnership and the Buyer as of the date hereof and as of the Effective Date as follows:

(a) The General Partner is a limited liability company duly formed and validly existing in good standing under the Laws of the State of New York and has the necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The General Partner has taken all action as may be necessary for the authorization, execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement and the performance of its obligations under this Agreement. This Agreement constitutes legal, valid and binding obligations of the General Partner, enforceable against the General Partner in accordance with its terms, subject to bankruptcy, insolvency, moratorium, receivership, reorganization, liquidation and other similar laws relating to or affecting the rights and remedies of creditors generally from time to time in effect and to principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

SECTION 2.03. The Buyer. The Buyer represents and warrants to the Seller as of the date hereof and as of the Effective Date as follows:

(a) The Buyer is duly incorporated for an indefinite period and is validly existing and in good standing under the laws of The Republic of the Marshall Islands and has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The Buyer has taken all action as may be necessary for the authorization, execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement and the performance of its obligations under this Agreement. This Agreement constitutes legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, subject to bankruptcy, insolvency, moratorium, receivership, reorganization, liquidation and other similar laws relating to or affecting the rights and remedies of creditors generally from time to time in effect and to principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

(c) The Buyer is an “Accredited Investor” as defined in Rule 501(a) promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Consideration Shares for its own account, and not with a view to any distribution, resale, subdivision or fractionalization thereof in violation of the Securities Act or any other applicable domestic or foreign securities law, and the Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement for any such distribution, resale, subdivision or fractionalization of the Consideration

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Shares in violation of the Securities Act or any other applicable domestic or foreign securities law.

(d) The Buyer acknowledges that the Consideration Shares have not been registered under the Securities Act, or the securities laws of any state and may not be sold except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.

ARTICLE III

CONDITIONS

SECTION 3.01. Conditions to Obligations of Each Party. Notwithstanding any other provision of this Agreement, the respective obligations of each party to consummate the transaction contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

(a) the Consideration Shares shall have been issued by Costamare Inc. and transferred to the Seller under the York Sale and Purchase Agreement;

(b) the agreements and covenants of the other parties hereto to be complied with or performed pursuant to the terms hereof shall have been duly complied with or performed;

(c) no order shall have been entered and remained in effect in any action or proceeding before any federal, foreign, state or provincial court or governmental agency or other federal, foreign, state or provincial regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated herein; and

(d) the representations and warranties of the other parties shall remain true and correct at the Effective Date.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Governing Law. This Agreement and any non-contractual obligations connected with it shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 4.02. Counterparts. This Agreement may be executed in one or more written counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

SECTION 4.03. Amendments. All waivers, modifications, amendments or alterations of this Agreement shall require the written approval of each of the parties to this Agreement.

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SECTION 4.04. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and the respective successors and assigns. This Agreement shall not be assignable except with the prior written consent of the other party.

SECTION 4.05. Benefits of Agreement Restricted to Parties. This Agreement is made solely for the benefit of the parties to this Agreement, and no other person or entity shall have any right, claim or cause of action under or by virtue of this Agreement.

SECTION 4.06. Severability. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any of the parties to this Agreement, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date first above written.

KENT MARITIME INVESTMENTS S.A.

by:
/s/ Konstantinos Konstantakopoulos
Name: Konstantinos Konstantakopoulos Title: Director

BLUEBIRD HOLDINGS, L.P.

by:
/s/ John J. Fosina
acting by YORK EUROPEAN OPPORTUNITIES DOMESTIC HOLDINGS, LLC, its General Partner acting by: Name: John J. Fosina Title: Chief Financial Officer